                                        Exhibit 10.1

February 14, 2024

Roop Lakkaraju
1121 Grimley Lane
San Jose, CA 95120

Dear Roop,
I am pleased to extend to you our written offer of employment to join Bio-Rad Laboratories as Executive Vice President, Chief Financial Officer, reporting directly to Norman Schwartz.  In your new position, your bi-weekly salary is $23,076.92, which is equivalent to USD $600,000 annually.
You are eligible to participate in our corporate Incentive Bonus Plan (IBP) with a targeted bonus of 75% of your eligible earnings in 2024, payable in Q1 2025. The company will waive the pro-rate requirement of the 2024 bonus under the conditions of a start date prior to April 15, 2024. The terms and conditions of the IBP are contained in the plan document which you will receive at a later date.
You will be eligible to receive a New Hire RSU grant valued at $1.45 million within 60 days of your hire date and contingent upon approval of the Board of Directors You are also eligible to participate in the annual executive Long Term Incentive Plan (LTI) with a targeted grant value of $2 million. The terms and conditions of your grants are contained in the plan document which you will receive at a later date. RSU’s are typically granted under a 4-year vesting scheme with 25% of the grant vesting each anniversary of the date of grant.
The company agrees you may continue your current Outside Director and Trustee roles alongside your position as CFO of Bio-Rad, provided that there continues to be no conflict of interest between these positions and your role at Bio-Rad. Any future opportunities as an Outside Director must be discussed and approved by the CEO.
If after you begin employment with Bio-Rad your employment is terminated by Bio-Rad without good cause, you will be entitled to a lump sum severance payment equal to 18 months of your then current annual base provided that you first enter into a full release of all claims in favor of Bio-Rad, its affiliates and their respective officers, directors and employees in a form provided by Bio-Rad.
This role requires you to take residence near the Bio-Rad Corporate Headquarters located in Hercules, California. While you are looking for a local residence and to defray costs associated with localizing, we are providing you a housing and household goods relocation credit totaling $20,000, to be reimbursed based on submitted expenses.

This offer is contingent upon you passing a background check and drug test prior to starting employment and entering into a mutual agreement to arbitrate with the company. The types of information that will be requested in the background check include education verification, previous employment verification, professional references, and criminal record check.
Your target start date is April 15, 2024. Please note that background can take up to 2 weeks to complete. We ask that you submit your information to our background check company in a timely manner to meet this proposed start date.

Bio-Rad maintains a smoke-free and drug-free work environment. As such, our expectation is that you complete a drug test. Sterling, our background screening provider, will contact you regarding a clinic location for the drug test. You must complete a drug test within five days of Sterling’s notification.

Bio-Rad’s comprehensive benefits package provides you with a variety of options that will help meet your needs. You will have up to 31 days from your start date to enroll in these benefits. If you wish to enroll your eligible dependents, you may be required to present evidence of your dependents’ eligibility, such as a marriage certificate or birth certificate.

Please acknowledge your acceptance of this offer by Wednesday, February 14, 2024. This offer is null and void after this date. Once received, a ‘Welcome to Bio-Rad’ letter will be e-mailed with details regarding your on-boarding processes and a “tentative” new hire orientation date. Please note that an official start date can't be determined until your background has cleared, unless you sign the background option acknowledgement form.

For over 70 years, Bio-Rad has benefited from the contributions of exceptional people like you. We seek the best talent to build on the success of our company and we look forward to you joining our highly collaborative environment.

Sincerely,
/s/ Roberto Travaglini
Roberto Travaglini
Sr. HR Director, Global Human Resources
Bio-Rad Laboratories

I accept Bio-Rad Laboratories' offer of employment as herein described.

_/s/ Roop K Lakkaraju____________________        February 14, 2024
Signature                            Date